SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*

                               Motient Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    619908304
                                 (CUSIP Number)

                                  March 1, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 619908304                 13G/A                           Page 2 of 11

     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phaeton International (BVI) Ltd.
           None
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           British Virgin Islands
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    967,200
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    967,200
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           967,200
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           3.9%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           CO
------------------------------------------------------------------------



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CUSIP No. 619908304                 13G/A                           Page 3 of 11


     (1) NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Phoenix Partners, L.P.
            13-6272912
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,101,600
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,101,600
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            1,101,600
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           4.4%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------



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CUSIP No. 619908304                 13G/A                           Page 4 of 11


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Phoenix Partners II, L.P.
            [---------]
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    331,200
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    331,200
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           331,200
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           1.3%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           PN
------------------------------------------------------------------------



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CUSIP No. 619908304                 13G/A                           Page 5 of 11


     (1) NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgens, Waterfall, Vintiadis & Co., Inc.
            13-2674766
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,400,000
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,400,000
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           2,400,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           9.6%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IA
------------------------------------------------------------------------



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CUSIP No. 619908304                 13G/A                           Page 6 of 11


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Edwin H. Morgens
           ###-##-####
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,410,000
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,410,000
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            2,410,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           9.6%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

CUSIP No. 619908304                 13G/A                           Page 7 of 11


     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John C. Waterfall
           ###-##-####
------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3) SEC USE ONLY

------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,610,000
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,610,000
------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
           2,610,000
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------
    (11) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
           10.4%
------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

CUSIP No. 619908304                 13G/A                           Page 8 of 11


ITEM 1(a).  NAME OF ISSUER:
              Motient Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              10802 Parkridge Blvd., Reston, Virginia 20191-5416

ITEM 2(a).  NAME OF PERSON FILING:
              This   Schedule 13G is filed jointly by (a) Phaeton International
              (BVI) Ltd. ("Phaeton"), (b) Phoenix Partners, L.P.
              ("Phoenix"), (C) Phoenix Partners II, L.P.("Phoenix II"),
              (d) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (e) Edwin H. Morgens ("Morgens") and (f) John
              C. Waterfall ("Waterfall" and together with the persons listed in paragraphs (a) through (e), the "Reporting Persons").

              Phaeton, Phoenix and Phoenix II are hereinafter sometimes collectively referred to as the "Advisory Clients".

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
              Phoenix is a limited partnership organized under the laws of the State of New York. Phoenix II is a limited partnership organized under the laws of the State of Delaware. Phaeton is an exempted company organized in British Virgin Islands. Morgens Waterfall is a corporation organized under the laws of the State of New York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Common Stock, par value $.01

ITEM 2(e).  CUSIP NUMBER:
              Not Applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ] Broker or dealer registered under Section 15 of the Act

           (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

           (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)



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CUSIP No. 619908304                 13G/A                           Page 9 of 11


           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j)  [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [ ]

ITEM 4.  OWNERSHIP.
         A.   Phaeton International (BVI) Ltd
                  (a) Amount beneficially owned:  967,200
                  (b) Percent of class: 3.9%
                  (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 967,200
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         967,200

         B.   Phoenix Partners, L.P.
                   (a) Amount beneficially owned: 1,101,600
                   (b) Percent of class: 4.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 1,101,600
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          1,101,600

         C.   Phoenix Partners II, L.P.
                   (a) Amount beneficially owned: 331,200
                   (b) Percent of class: 1.3%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 331,200
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          331,200

         D.   Morgens, Waterfall, Vintiadis & Co., Inc.
                   (a) Amount beneficially owned: 2,400,000
                   (b) Percent of class: 9.6%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,400,000
                    (iii) Sole power to dispose or direct the disposition: -0-

CUSIP No. 619908304                 13G/A                          Page 10 of 11

                (iv) Shared power to dispose or direct the disposition:
                     2,400,000

         E.   Edwin H. Morgens
                   (a) Amount beneficially owned: 2,410,000
                   (b) Percent of class: 9.6%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,410,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          2,410,000

         F.   John C. Waterfall
                   (a) Amount beneficially owned: 2,610,000
                   (b) Percent of class: 10.4%
                   (c)(i) Sole power to vote or direct the vote: -0-
                     (ii) Shared power to vote or direct the vote: 2,610,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                     (iv) Shared power to dispose or direct the disposition:
                          2,610,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            Morgens Waterfall is an investment adviser registered under
            Section 203 of the Investment Advisers Act of 1940, as amended. The business of Morgens Waterfall is the rendering of financial services and as such it provides discretionary investment advisory services to each of the Advisory Clients. In such capacity, Morgens Waterfall holds for the accounts of the Advisory Clients, the foregoing shares of Common Stock. Under the rules promulgated by the Securities and Exchange Commission, Morgens Waterfall and its principals may be considered "beneficial owners" of securities acquired by the Advisory Clients. There is no agreement or understanding among such Advisory Clients to act together for the purpose of acquiring, holding, voting or disposing of any such securities. Each such Advisory Client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in such person's account. No such Advisory Client has any foregoing rights with respect to more than five percent of the class of securities identified in Item 2(d).

            Morgens is the Chairman, Vice President and Secretary of Morgens Waterfall. Waterfall is the President and Treasurer of Morgens Waterfall. Morgens Waterfall has no other officers. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.



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CUSIP No. 619908304                 13G/A                          Page 11 of 11


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 10, 2004


                                    /S/  JOHN C. WATERFALL
                                    --------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for
                                    the Reporting Persons